Exhibit 15.1

Tel: +61 2 9251 4100	Parkline Place
Fax: +61 2 9240 9821	Level 25, 252 Pitt Street
www.bdo.com.au	Sydney NSW 2000
Australia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our independent auditor’s report dated September 18, 2026, except for Note 2 as to the reclassification of loans advanced to related parties, as to which the date is November 10, 2026, relating to the consolidated financial statements of Kelly Partners Group Holdings Limited (the Group) included in this Registration Statement on Form 20-F/A.

We also consent to the reference to us under the caption ‘Statement by Experts’ in the Registration Statement.

BDO Audit Pty Ltd

/s/ BDO Audit Pty Ltd

Sydney, Australia

November 10, 2026

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.